Exhibit 23.2 PRICEWATERHOUSECOOPERS
The Directors Appleton Papers Inc. 825 E. Wisconsin Avenue	PricewaterhouseCoopers LLP Donington Court Pegasus Business Park Castle Donington East Midlands DE74 2UZ Telephone +44 (0) 1509 604000 Facsimile +44 (0) 1509 604010
PO Box 359 Appleton WI 54912-0359

18 August 2004

Our ref: mgg/djb/bemrose group

Dear Sirs

We hereby consent to the use in the Registration Statement on Form S-4 of our report dated 26 September 2003 relating to the financial statements for the year ended 30 June 2003 of Bemrose Group Limited (as attached), which appear in such Registration Statement.

Yours faithfully

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

East Midlands

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC3N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the shareholders of Bemrose Group Limited:

In our opinion, the accompanying consolidated balance sheet and the related consolidated profit and loss account, statements of total recognized gains and losses, reconciliation of movements in shareholders’ funds and cash flows present fairly, in all material respects, the financial position of Bemrose Group Limited and its subsidiaries at 28 June 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the consolidated financial statements.

PricewaterhouseCoopers LLP

Chartered Accountants and Registered Auditors

East Midlands

26 September 2003

BEMROSE GROUP LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 28 JUNE 2003

	Note	Year ended 28 June 2003 £’000
Turnover
Continuing operations	1	62,174
Changes in stocks of finished goods and work in progress	2	(241)

		61,933
Operating expenses	2	(56,457)

Operating profit
Continuing operations		5,476
Net interest payable	6	(1,213)

Profit on ordinary activities before tax		4,263
Tax on profit on ordinary activities	7	(1,060)

Profit for the financial year		3,203
Dividends	8	(15)

Transfer to reserves	18	3,188

The accompanying notes are an integral part of these financial statements.

BEMROSE GROUP LIMITED

OTHER CONSOLIDATED STATEMENTS

FOR THE YEAR ENDED 28 JUNE 2003

Statement of total recognised gains and losses

	Note	Year ended 28 June 2003 £’000
Profit for the financial year		3,203
Exchange adjustments on foreign currency net investments	18	(30)

Recognised gains and losses for the financial year		3,173

Note of historical cost profits and losses

There is no difference between the profit on ordinary activities before taxation and the profit for the year stated above, and their historical cost equivalents.

Reconciliation of movements in shareholders’ funds

	Note	Year ended 28 June 2003 £’000
Opening shareholders’ funds		3,768

Profit for the financial year		3,203
Dividends	8	(15)

Other recognised gains and losses for the year	18	(30)
Shares issued in the year	17	50
Shares redeemed in year	17	(2)

Closing shareholders’ funds		6,974

The accompanying notes are an integral part of these financial statements.

BEMROSE GROUP LIMITED

CONSOLIDATED BALANCE SHEET

28 JUNE 2003

		2003
	Note	£’000
Fixed assets
Intangible assets—negative goodwill	9	(92)
Tangible assets	10	14,828
Investments	11	1

		14,737

Current assets
Stocks	12	5,343
Debtors due within one year	13	7,937
Debtors due after more than one year	13	3,043
Cash at bank and in hand		4,945

		21,268
Creditors: amounts falling due within one year	14	(16,143)

Net current assets		5,125

Total assets less current liabilities		19,862

Creditors: amounts falling due after more than one year	15	(11,877)
Provisions for liabilities and charges	16	(1,011)

Net assets		6,974

Capital and reserves
Called up share capital	17	240
Share premium account	18	48
Profit and loss account	18	6,686

Equity shareholder’s funds		6,974

The accompanying notes are an integral part of these financial statements.

BEMROSE GROUP LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 28 JUNE 2003

			Year ended 28 June 2003
		Note	£’000	£’000
	Net cash inflow from operating activities	A		8,708
	Returns on investments and servicing of finance
	Interest received		119
	Interest paid		(1,293)

				(1,174)

	Taxation
	Corporation tax paid		(1,194)
	Corporation tax received		400

				(794)
	Capital expenditure
	Purchase of tangible fixed assets		(1,786)
	Sale of tangible fixed assets		21

				(1,765)
	Equity dividends paid			(5)

	Cash inflow before financing			4,970

	Financing—issue of shares	B	50
	—redemption of shares		(2)
	—movement in debt	B	(2,018)

				(1,970)

	Increase in cash in the year			3,000

	Notes:
A	Reconciliation of operating profit to operating cash flow
	Operating profit		5,476
	Depreciation charge		2,290
	Amortisation of negative goodwill		(47)
	Profit on sale of tangible fixed assets		(17)
	Decrease in pension prepayment		847
	Decrease in stocks		509
	Decrease in debtors		35
	Decrease in creditors		(385)

	Net cash inflow from continuing operating activities		8,708

The accompanying notes are an integral part of these financial statements.

BEMROSE GROUP LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 28 JUNE 2003

		Year ended 28 June 2003 £’000
B	Financing
	Issue of ordinary share capital	50
	Redemption of ordinary share capital	(2)
	Debt due within one year
	Secured loans repaid	(2,000)
	Repayment of unsecured loan stock	(18)

	Net cash outflow from financing	(1,970)

		At 29 June 2002 £’000	Cash Flow £’000	Non-cash Change £’000	At 28 June 2003 £’000
C	Analysis of net debt
	Cash at bank and in hand	1,945	3,000	—	4,945

	Debts due after one year	(14,249)	18	2,354	(11,877)
	Debts due within one year	(1,831)	2,000	(2,523)	(2,354)

		(16,080)	2,018	(169)	(14,231)

	Total	(14,135)	5,018	(169)	(9,286)

BEMROSE GROUP LIMITED

ACCOUNTING POLICIES

FOR THE YEAR ENDED 28 JUNE 2003

Principal accounting policies

The financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important group accounting policies, which have been applied consistently, is set out below.

Basis of accounting

The financial statements are prepared in accordance with the historical cost convention.

Goodwill

Goodwill represents the excess of the fair value of the identifiable net assets acquired over the fair value of the consideration given.

Goodwill arising on the acquisition of subsidiaries or businesses is capitalised and amortised through the profit and loss account over its useful economic life. Negative goodwill is credited to the profit and loss account over the period expected to benefit, which the directors consider to be 5 years.

Turnover

Turnover represents the net invoiced value of goods and services to customers outside the Group.

Depreciation

Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight-line basis over the estimated useful economic lives of the assets concerned. The lives used are as follows:

Freehold property	40 years
Plant, machinery, fixtures and fittings	5-25 years
Motor vehicles	3-6 years

Freehold land is not depreciated.

Stocks

Stocks comprise raw materials, work in progress and finished goods and are valued at the lower of cost and net realisable value. Cost is calculated including materials, labour and the attributable overheads according to the stage of production.

Leases

Rental costs under operating leases are charged to the profit and loss account in equal annual amounts over the periods of the leases.

Loan finance costs

The initial issue costs incurred in obtaining loan finance are deducted from the loan liability and charged to the profit and loss account over the life of the loan in proportion to the outstanding liability.

BEMROSE GROUP LIMITED

ACCOUNTING POLICIES—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

Deferred taxation

Provision is made at the rate of tax expected to be payable for the liability to corporation tax in the foreseeable future from the allocation of items to different periods for taxation and for accounting purposes. Assets are only recognised to the extent that it is more likely than not that an asset will be realised in the future.

Foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange ruling at the balance sheet date. Exchange gains and losses arising from trading are included in operating profit.

Differences on exchange arising from the translation of the opening net assets and liabilities of foreign subsidiaries and on foreign currency investments are taken to reserves.

Pension costs

The group operates a funded defined benefit pension scheme in respect of service until 3 September 2000. The fund is valued every three years by a professionally qualified independent actuary, the rates of contribution payable being determined by the actuary. Pension costs are accounted for on the basis of charging the expected cost of providing pensions over the period during which the group benefits from the employees’ services. The effects of variations from regular cost are spread over the expected average remaining service lives of members of the scheme.

The group now makes payments to a defined contribution pension scheme. The scheme is externally funded. The group’s liability to pension costs in respect of service since 3 September 2000 is limited to the value of contributions made which are charged to the profit and loss account in the period in which they fall due.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 28 JUNE 2003

1. Turnover

The turnover attributable to each of the group’s geographical markets is:

Year ended 28 June 2003 £’000
United Kingdom	56,916
Rest of the world	5,258

62,174

2. Change in stocks of finished goods and work in progress and operating expenses

Year ended 28 June 2003 £’000
Changes in stocks of finished goods and work in progress	(241)

Operating expenses
Raw materials and consumables	23,642
Rentals under operating leases:
Hire of vehicles and equipment	657
Other operating leases	153
Vacant property costs	152
Auditors’ remuneration for group audit	30
Staff costs (note 3)	21,417
Depreciation of owned assets	2,290
Amortisation of goodwill	(47)
Profit on disposal of tangible fixed assets	(17)
Exchange losses	36
Redundancy costs	(11)
Other external charges	8,155

56,457

Audit fees included above in respect of the company were £5,000. Non-audit fees paid to the auditors during the year were £25,000.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

3. Employees

The average weekly number of persons (including executive directors) employed by the group during the year is analysed below:

Year ended 28 June 2003 number
Production	585
Sales and distribution	61
Administration	194

840

The costs incurred in respect of these employees were:

Year ended 28 June 2003 £’000
Wages and salaries	18,720
Social security costs	1,762
Pension costs (note 4)	935

21,417

4. Employee pension schemes

The group participates in a funded scheme operated by Legal & General and provides benefits based upon a defined contribution level. Until 3 September 2000 the scheme provided benefits based upon final salary. The assets of the scheme are held separately from those of the group. The cost of the scheme is assessed in accordance with the advice of a qualified actuary using the projected unit method of valuation. The latest actuarial update of the scheme was at 1 June 2003. The next formal triennial valuation of the scheme is due as of 1 June 2004. The assumptions that have the most significant effect on the valuation are those relating to the rate of return on investments and the rate of increase in salaries. At the latest valuation of the scheme it was assumed that the effective rate of return on investments would be 7.5% per annum and that pensionable salaries would increase at 3% per annum. This valuation showed that the market value of the scheme’s assets was £27m and that the actuarial value of those costs represented 100% of the benefits that had accrued to members, valuing the scheme on an ongoing basis.

The fully funded position differs from the £3,000,000 surplus included in debtors and derived from the previous valuation of Scheme. This experience loss is being spread forward and charged in accordance with SSAP 24.

The group also makes contributions to defined benefit schemes for specific employees.

The pension charge for the year was £935,000. This comprised of the regular cost of £1,170,000 less interest on the prepayment of £270,000 plus deficit spreading of £35,000. There were no outstanding contributions at 28 June 2003. The recommended rate for contributions is 6.5% and contributions recommenced in April 2003 following a pensions holiday.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

FRS 17 requires certain disclosures to be made and a valuation based upon its guidelines. A qualified independent actuary has based the calculations upon a 1 June 2003 actuarial update rolled forward to 28 June 2003. The major assumptions used were:

28 June 2003
Discount rate	5.25%
Inflation assumption	2.5%
Rate of increase of salaries	3.0%
Rate of increase in pensions in payment	2.5%

The assets in the Scheme (excluding defined contribution assets and members’ AVC funds) and the expected rate of return at 28 June 2003 were:

	Expected long term rate of return on net assets		Value (£’000)
	28 June 2003	29 June 2002	28 June 2003
Equities	8.0%	7.25%	22,216
Bonds	5.25%	5.25%	5,057

Total market value of assets			27,273

The following amounts at 28 June 2003 were measured in accordance with the requirements of FRS 17:

Value at 28 June 2003 £’000
Total market value of assets	27,273
Present value of Scheme liabilities	45,543

Deficit in the Scheme	(18,270)
Related deferred tax asset	5,480

Net pension deficit	(12,790)

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

If the above amounts had been recognised in the financial statements at 28 June 2003, the Group’s net assets and profit and loss reserve would be as follows:

Value at 28 June 2003 £’000
Net assets
Net assets excluding SSAP 24 pension asset	4,844
FRS 17 pension liability	(12,790)

Net liabilities including FRS 17 pension liability	(7,946)

Reserves
Profit and loss reserve excluding SSAP 24 pension asset	4,556
FRS 17 pension reserve	(12,790)

Profit and loss reserve	(8,234)

The following amounts would have been recognised in the performance statements in the year to 28 June 2003 under the requirements of FRS 17:

Profit and loss account	Year ended 28 June 2003 £’000
Operating profit
Current service cost	1,290
Past service cost	—

Total operating charge	1,290

Other finance income
Expected return on pension Scheme assets	(2,080)
Interest on pension Scheme liabilities	2,410

Net return	330

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

Year ended 28 June 2003 £’000
Statement of total recognised gains and losses (STRGL)
Actual return less expected return on pension Scheme assets	(3,420)
Experience gains and losses arising on Scheme liabilities	(1,540)
Changes in assumptions underlying the present value of Scheme liabilities	(2,120)

Actuarial loss recognised in STRGL	(7,080)

Movements in the surplus for the year ended 28 June 2003:

Year ended 28 June 2003 £’000
Deficit in Scheme at beginning of year	(9,730)
Movement in year:
Current service cost	(1,290)
Contributions	160
Other finance income	(330)
Actuarial loss	(7,080)

Deficit in Scheme at end of year	(18,270)

Details of experience gains and losses for the year ended 28 June 2003:

Year ended 28 June 2003
Difference between the expected and actual return on Scheme assets
Amount (£’000)	(3,420)
Percentage of Scheme assets	(12.5)%

Experience gains and losses on Scheme liabilities
Amount (£’000)	(1,540)
Percentage of the present value of the Scheme liabilities	(3.4)%

Total amount recognised in statement of total recognised gains and losses
Amount (£’000)	(7,080)
Percentage of the present value of the Scheme liabilities	(15.5)%

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

5. Directors

	Year ended 28 June 2003 £’000
Aggregate emoluments (including benefits in kind)		615
Company contributions to personal pension schemes		Nil

Highest paid director:
Aggregate emoluments (including benefits in kind)		£198,467
Company contributions to personal pension schemes	£	Nil
Accrued pension benefit		£87,836

Three of the directors have benefits accruing under a defined benefit scheme; one director has benefits accruing under a defined contribution scheme.

6. Net interest payable

Year ended 28 June 2003 £’000
Interest receivable and similar income	(127)
Interest paid on bank loans and overdrafts	555
Interest paid on other loans	616
Amortisation of issue costs of loans	169

1,213

7. Tax on profit on ordinary activities

Year ended 28 June 2003 £’000
United Kingdom taxation:
Current year:
Corporation tax at 30%	1,568
Deferred taxation	(172)
Prior year:
Corporation tax	(311)
Deferred taxation	(25)

1,060

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

The current corporation tax charge differs from the standard UK corporation tax rate of 30% applied to the profit for the year. The differences are:

Year ended 28 June 2003 £’000
Profit for the year at 30%	1,279
Capital allowances exceeding depreciation	(148)
Expenses not deductible for tax purposes	58
Pension and other expenses not deductible until paid	310
Losses carried forward	69

1,568

8. Dividends

Year ended 28 June 2003 £’000
Dividends on A cumulative convertible participating preferred ordinary shares:
Interim 3.00p, paid 31 December 2002	5
Participating dividend payable at 5.56p per share	10

15

9. Intangible assets

Negative goodwill £’000
Cost:
At 30 June 2002 and 28 June 2003	(227)

Amortisation:
At 30 June 2002	88
Credit for the year	47

At 28 June 2003	135

Net book value at 28 June 2003	(92)

Net book value at 29 June 2002	(139)

The negative goodwill arising on the acquisition of the businesses of Bemrose Security & Promotional Printing and The Henry Booth Group is being credited to the profit and loss account on a straight-line basis over 5 years. This is the period over which the directors estimate that the business will benefit from the negative goodwill.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

10. Tangible assets

	Freehold Land and Buildings £’000	Plant and machinery £’000	Fixtures and fittings £’000	Total £’000
Cost:
At 30 June 2002	6,302	34,971	5,569	46,842
Additions	—	1,737	667	2,404
Disposals	—	(668)	—	(668)

At 28 June 2003	6,302	36,040	6,236	48,578

Depreciation:
At 30 June 2002	152	27,331	4,641	32,124
Charge for the year	77	1,836	377	2,290
Disposals	—	(664)	—	(664)

At 28 June 2003	229	28,503	5,018	33,750

Net book value at 28 June 2003	6,073	7,537	1,218	14,828

Net book value at 29 June 2002	6,150	7,640	928	14,718

11. Investments

£’000
Government securities
Cost at 28 June 2003	1

Subsidiary companies:

The principal operating subsidiaries at 28 June 2003, all wholly owned, were:

Company	Country of incorporation and operation	Business
BemroseBooth Limited *	England	Specialist and secure print services
Bemrose Security & Promotional Printing Limited	England	Dormant
The Henry Booth Group Limited*	England	Dormant
HBGI Holdings Limited *	England	Holding company
BemroseBooth USA Inc	USA	Marketing

*	Held directly

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

12. Stocks

28 June 2003 £’000
Raw materials and consumables	1,134
Work in progress	2,038
Finished goods and goods for resale	2,171

5,343

13. Debtors

28 June 2003 £’000
Due within one year:
Trade debtors	7,337
Other debtors	26
Prepayments	574

7,937

Due after more than one year:
Pension scheme prepayments	3,043

14. Creditors: amounts falling due within one year

28 June 2003 £’000
Bank loans	2,354
Trade creditors	6,031
Corporation tax	955
Other tax and social security	987
Other creditors	5,806
Dividends	10

16,143

The bank loans are secured by a fixed charge over the freehold property and book debts of the group and by a floating charge over all other assets. Bank loans are stated net of issue costs of £146,000.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

15. Creditors: amounts falling due after more than one year

28 June 2003 £’000
Bank loans	2,885
Other loans	8,992

11,877

The bank loans are secured by a fixed charge over the freehold property and book debts of the group and by a floating charge over all other assets. Bank loans are stated net of issue costs of £315,000.

Bank loans (net of issue costs) falling due within:
Within one year	2,354
From one to two years	2,885

5,239
Other loans falling due within:
From two to five years	4,000
After more than five years	4,992

14,231

Bank loans comprise £5,700,000 repayable by instalments every 6 months, which commenced in March 2001 bearing interest at LIBOR plus 1.5%. Bank loans are stated net of issue costs of £461,000.

An unsecured loan of £8,570,000 from Lloyds TSB Development Capital Limited, the majority shareholder, is repayable by 4 annual instalments commencing 31 December 2006 and bears interest at base rate plus 3%. Unsecured loans of £422,000, from the B and C ordinary shareholders, bear interest at base rate plus 2% and have no fixed repayment date.

16. Provisions for liabilities and charges

June 28 2003 £’000
Deferred taxation liability	1,011

Movements in the year:

Deferred taxation 2003 £’000
At 29 June 2002	1,208
Transferred to tax on profit on ordinary activities	(197)

At 28 June 2003	1,011

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

Deferred taxation liability:

Amount provided and full potential liability 2003 £’000
Depreciation/capital allowances	204
Other timing differences	807

1,011

17. Called up share capital

28 June 2003 £’000
Authorised, allotted, called up and fully paid
A cumulative convertible participating preferred ordinary shares of £1 each	180,000
B ordinary shares of £1 each	45,600
C ordinary shares of £1 each	14,400

240,000

Holders of the A cumulative convertible participating preferred ordinary shares rank for a fixed cumulative net cash dividend of 6.00p per share for the financial periods ending 31 December 2002. Subsequently the holders of the A ordinary shares rank for the higher of the above fixed dividend or a cumulative preferential net cash dividend equal to 10% of the net profits of the group. Holders of the A ordinary shares also have preferred rights in the event of a return of capital.

The C ordinary shares are non-voting.

The directors consider all shares to be equity shares as a result of their right to dividends and capital. Accordingly the A shares are included as equity shares.

On 20 May 2003 the company bought back 2,400 C £1 ordinary shares for £2,400 (representing 1% of the called up share capital). On the same date 2,400 new C £1 ordinary shares were issued for cash of £50,000.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

18. Reserves

	Profit and Loss Account £’000	Share Premium Account £’000
At 30 June 2002	3,528	—
Transfer to reserves	3,188	—
Currency adjustments	(30)	—
Shares issued in year	—	48

At 28 June 2003	6,686	48

19. Financial commitments

	28 June 2003
	Land and buildings £’000	Other £’000
At 28 June 2003, the group was committed to making the following payments during the next year in respect of non-cancellable operating leases which expire;
within one year	—	150
in two to five years	111	202
in more than five years	155	—

	266	352

20. Related party transactions

Related party transactions with other group companies are not disclosed under the exemption in FRS 8 for subsidiaries at least 90% owned by their ultimate parent company.

21. Ultimate controlling party

The directors consider that Lloyds TSB Development Capital Limited is the ultimate controlling party as a result of its 75% shareholding in the company.

22. Differences between UK GAAP and US GAAP

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (‘UK GAAP’). Such principles differ in certain respects from generally accepted accounting principles in the United States (‘US GAAP’). A summary of principal differences and additional disclosures applicable to the group is set out below.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

	Explanation reference		Year ended 28 June 2003 £’000
Profit attributable to shareholders under UK GAAP			3,203
US GAAP adjustments:
Revenue recognition	(ii	)	128
Pensions	(iii	)	(805)
Depreciation of tangible fixed assets	(iv	)	222
Amortization of intangible assets	(v	)	(144)
Derivatives	(vi	)	90
Deferred taxation	(vii	)	(153)

Net income under US GAAP			2,541

	Explanation reference		At 28 June 2003 £’000
Equity shareholders’ funds under UK GAAP			6,974
US GAAP adjustments:
Business combinations	(i	)	(634)
Revenue recognition	(ii	)	(530)
Pensions	(iii	)	(10,895)
Depreciation of tangible fixed assets	(iv	)	956
Amortization of intangible assets	(v	)	(1,020)
Deferred taxation	(vii	)	3,345

Shareholders’ deficit under US GAAP			(1,804)

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

(i) Business combinations

On 3 July 2000 the group acquired the businesses of Bemrose Security & Promotional Printing and The Henry Booth Group. Under UK GAAP the acquisition was accounted for by the acquisition method.

Certain purchase accounting adjustments arose under US GAAP purchase accounting, which did not arise under UK GAAP. These include definite lived intangible assets comprising customer relationships, trademarks and the assembled workforce. Purchase accounting adjustments also arose on tangible fixed assets, inventory, pensions and a provision in respect of a discontinued business.

Under US GAAP purchase accounting, finished goods and work in progress inventory is valued on the basis of estimated selling price less selling costs and a selling margin. Raw materials are valued based upon their book costs as adjusted for any excess or obsolescence. The inventory write up at 3 July 2000 amounted to £1,013,000.

The provision in respect of a discontinued business relates to an operation where a decision had been taken to close prior to 3 July 2000. The business was closed in October 2000 and, under US GAAP purchase accounting principles, the costs to closure, amounting to £379,000, have been provided at the acquisition date.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

As a result of the US GAAP purchase accounting entries negative goodwill arose at 3 July 2000. This has been rateably apportioned across the non-current assets in the balance sheet at that time.

(ii) Revenue recognition

The group manufactures certain products when ordered by customers, which are stored at the group’s premises as required by the customer for subsequent call off. Sales invoices are raised to the customer when the manufacturing process is complete and the products are placed into store. Under UK GAAP accounting the sale is recognised at this point, as the production contract with the customer is complete. Under US GAAP accounting, because certain risks remain with the group until the product is dispatched, the revenue cannot be recognised until this point in time. An adjustment has been made to reflect the impact on sales recognised under UK GAAP where the product remained on the group’s premises at the balance sheet date.

(iii) Pensions

Under UK GAAP, pension costs are accounted for under the rules set out in Statement of Standard Accounting Practice No. 24 (SSAP 24). Its objectives and principles are broadly in line with those set out in the US accounting standard for pensions, Statement of Financial Accounting Standard No. 87, “Employers’ Accounting for Pensions” (SFAS 87). However, SSAP 24 is less prescriptive in the application of the actuarial method and assumptions to be applied in the calculation of pension costs.

Under US GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87.

Under US GAAP purchase accounting principles, the SSAP 24 pension prepayment at 3 July 2000 and subsequent charges to the profit and loss account have been adjusted to their SFAS 87 equivalents. Under SFAS 87 the group recognised an additional minimum pension liability of £10,960,000 at 28 June 2003 together with the related deferred tax asset.

(iv) Depreciation of tangible fixed assets

Under US GAAP purchase accounting principles, tangible fixed assets were revalued at 3 July 2000. This revaluation together with the apportionment of negative goodwill arising at that date has reduced the subsequent depreciation charge in the profit and loss account.

(v) Amortization of intangible assets

Both UK and US GAAP require purchase consideration to be allocated to the net assets acquired at their fair value on the date of acquisition.

Under US GAAP, identifiable intangible assets are separately valued and amortized over their useful lives. The separately identifiable intangible assets included in the US GAAP balance sheet are principally comprised of trade marks, customer related intangibles and the assembled workforce.

The company adopted SFAS 142, “Goodwill and Other Intangible Assets” with effect from July 1, 2002 and accordingly the intangible asset in respect of the assembled workforce was transferred to goodwill and no longer amortised. Trademarks were assessed to be an indefinite lived intangible. The remaining customer related intangible asset continued to be amortized over its estimated useful life of nine years. For purchase transactions prior to July 1, 2002, goodwill was capitalized and amortized over its useful life. From July 1, 2002, in accordance with SFAS 142, the company no longer amortizes goodwill but rather tests such assets for impairment on an annual basis or where there is an indicator of impairment.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

The company has completed the first step of the impairment test under the transitional requirements of SFAS 142 and an annual impairment review as of 28 June 2003. No impairment charge of goodwill was indicated.

(vi) Derivatives

In October 2000 the group entered into an interest rate swap for the period through to September 2002. The fair value of this derivative of £90,000 has, in accordance with US GAAP, been accounted for in the 29 June 2002 balance sheet.

(vii) Deferred taxation

Under UK GAAP, deferred taxation is provided in full on all material timing differences. Deferred tax assets are recognized where their recovery is considered more likely than not.

US GAAP requires deferred taxation to be provided in full, using the liability method. In addition, US GAAP requires the recognition of the deferred tax consequences of differences between the assigned values and the tax bases of the identifiable intangible assets, with the exception of non tax-deductible goodwill, in a purchase business combination. Consequently, the deferred tax liability attributable to all other timing differences, including identifiable intangible assets, has been recognized and is being amortized in line with the movements in the underlying assets and liabilities.

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

(viii) US GAAP shareholders’ funds roll forward

Shareholders’ funds roll forward prepared in accordance with US GAAP is as follows:

£’000
Balance at beginning of year	3,324
Net income	2,541
Dividends	(15)
Recognition of additional minimum pension liability net of taxation	(7,672)
Net exchange movements	(30)
Shares issued in the year	50
Shares redeemed in the year	(2)

Balance at end of year	(1,804)

(ix) Cash flow statements

The consolidated cash flow statement has been prepared under UK GAAP in accordance with FRS 1 (revised) and presents substantially the same information as required under SFAS 95. There are certain differences between FRS 1 (revised) and SFAS 95 with regard to classification of items within the cash flow statement.

In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. Under SFAS 95, cash flows are classified under operating activities, investing activities and financing activities. Under FRS 1 (revised), cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less.

A summary of the group’s cash flows from operating, investing and financing activities classified in accordance with SFAS 95 is presented below. For the purposes of this summary, the group considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Year ended 28 June 2003 £’000
Net cash provided by operating activities	6,735
Net cash used in investing activities	(1,765)
Net cash used in financing activities	(1,970)

Net increase in cash and cash equivalents	3,000
Cash and cash equivalents at beginning of year	1,945

Cash and cash equivalents at the end of the year	4,945

Cash and cash equivalents at the end of the year are:
Cash at bank and in hand	4,945

(x) Impact of new accounting standards

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies financial

BEMROSE GROUP LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED 28 JUNE 2003

accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement is not expected to have a material effect on the company’s results.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for the first fiscal period beginning after December 15, 2003. The adoption of this statement is not expected to have a material effect on the company’s results.

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, addresses consolidation by business enterprises of variable interest entities. FIN 46 explains the concept of a variable interest entity and requires consolidation by the primary beneficiary where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB released a revised version of FIN 46 (hereafter referred to as FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. FIN 46R applies immediately for the Company to variable interest entities created after December 31, 2003, and applies for the first reporting period beginning after December 15, 2004 to variable interest entities in which an enterprise holds a variable interest that was acquired before January 1, 2004. The Company is currently evaluating the impact of this statement.

23. Subsequent events (unaudited)

In December 2003, Appleton Papers Inc. acquired Bemrose Group Limited. The purchase price for this acquisition, net of cash acquired, approximated £34.5 million.